Exhibit 3.1

FOURTH AMENDMENT TO THE AMENDED AND RESTATED BYLAWS

OF

PAR PETROLEUM CORPORATION

April 10, 2015

Pursuant to Section 9.1 of the Amended and Restated Bylaws (as amended to date, the “Bylaws”) of Par Petroleum Corporation, a Delaware corporation (the “Company”), and that certain unanimous written consent of the board of directors of the Company dated the date hereof, the Bylaws of the Company are hereby amended as set forth below:

Amendment to the Bylaws:

1. Section 3.1 of the Bylaws is hereby amended and restated in its entirety and replaced with the following:

“Number. The number of directors shall be determined from time to time by resolutions adopted by the Board of Directors.”

2. Section 9.2 of the Bylaws is hereby deleted in its entirety.

[Signature appears on following page]

IN WITNESS WHEREOF, the undersigned, being a duly elected officer of the Corporation, executes this instrument as of the date first set forth above, and hereby certifies that the foregoing is the adopted Fourth Amendment to the Amended and Restated Bylaws of the Corporation.

Executed this 10th day of April, 2015.

By:	/s/ Brice Tarzwell
Name:	Brice Tarzwell
Title:	Senior Vice President, Chief Legal
Officer and Secretary

[SIGNATURE PAGE TO FOURTH AMENDMENT TO AMENDED AND RESTATED BYLAWS OF PAR PETROLEUM CORPORATION]